Exhibit 24.2

PARK STERLING CORPORATION

Extract of September 25, 2012 Board of Director Resolutions

FURTHER RESOLVED, that James C. Cherry and David L. Gaines, and each of them with full power to act without the other, be, and they hereby are, authorized and empowered to sign the aforesaid Registration Statement(s) and any amendment or amendments (including post-effective amendments) thereto on behalf of and as attorneys for the Corporation and on behalf of and as attorneys for any of the principal executive officer, the principal financial officer, the principal accounting officer, and any other officer or director of the Corporation;

CERTIFICATE OF SECRETARY

I, Stephen A. Arnall, Secretary of Park Sterling Corporation, a corporation duly organized and existing under the laws of the State of North Carolina, do hereby certify that the foregoing is a true and correct extract of resolutions duly adopted by a majority of the entire Board of Directors of said Corporation at a meeting of said Board of Directors held on September 25, 2012, at which meeting a quorum was present and acted throughout and that said resolution is in full force and effect and has not been amended or rescinded as of the date hereof.

IN WITNESS WHEREOF, I have hereupon set my hand and affixed the seal of said corporation this 25 day of September, 2012.

(SEAL)

/s/ Stephen A. Arnall
Stephen A. Arnall
Secretary